Exhibit Number

99.1

COMMUNITY HEALTH SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On July 22, 2025, CHS/Community Health Systems, Inc. (“CHS”), a wholly-owned subsidiary of Community Health Systems, Inc. (the “Company”), entered into a definitive asset purchase agreement, as amended (the “Purchase Agreement”), with Laboratory Corporation of America Holdings (the “Purchaser”), providing for the sale of select assets and assume certain leases of CHS’s ambulatory outreach business (collectively, the “Ambulatory Outreach Business”) across 13 states, including certain patient service centers and in-office phlebotomy locations (the transactions contemplated by the Purchase Agreement, the “Transaction”). On December 1, 2025, the Transaction was completed pursuant to the terms of the Purchase Agreement. The purchase price paid to the Company was approximately $194 million cash, before certain transaction expenses.

The Company has determined that the operations of the Ambulatory Outreach Business that were divested in the Transaction do not meet the definition of discontinued operations pursuant to Financial Accountings Standards Board Accounting Standards Codification 205 (ASC 205), “Presentation of Financial Statements.”

The accompanying unaudited pro forma condensed consolidated balance sheet of the Company is presented as if the Transaction had occurred as of September 30, 2025. The estimated gain on sale in connection with the Transaction is reflected in the unaudited pro forma condensed balance sheet within accumulated deficit.

The accompanying unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2025 and the statement of loss for the year ended December 31, 2024 (the “Pro Forma Periods”) includes certain pro forma adjustments to illustrate the estimated effect of the Company’s disposition, as if the Transaction had occurred on January 1, 2024. The amounts included in the historical columns represent the Company’s historical balance sheet and statement of income (loss) for the Pro Forma Periods presented.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the Transaction, as if management’s actions were carried out in previous reporting periods.

The unaudited pro forma condensed consolidated financial information is subject to the assumptions and adjustments described in the accompanying notes. These assumptions and adjustments are based on information presently available. Actual adjustments may differ materially from the information presented. The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company for each period presented and in the opinion of the Company’s management, all adjustments and disclosures necessary for a fair presentation of the pro forma data have been made. These unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had events reflected been completed as of the dates indicated, and may not be useful in predicting the impact of the Transaction on the future financial condition and results of operations of the Company due to a variety of factors. These unaudited pro forma condensed consolidated financial statements and the notes thereto should be read in conjunction with the Company’s financial statements for the year ended December 31, 2024, included in the Company’s Annual Report on Form 10-K filed on February 19, 2025.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
(In millions)

	September 30, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$123	$152	a	$275
Patient accounts receivable	2,159	-		2,159
Supplies	325	-		325
Prepaid expenses and taxes	266	-		266
Other current assets	325	19	a	344
Total current assets	3,198	171		3,369
Property and equipment	9,064	-		9,064
Less accumulated depreciation and amortization	(4,444)	-		(4,444)
Property and equipment, net	4,620	-		4,620
Goodwill	3,540	-		3,540
Deferred income taxes	75	-		75
Other assets, net	1,806	(64)	b	1,742
Total assets	$13,239	$107		$13,346

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current maturities of long-term debt	$16	$-		$16
Current operating lease liabilities	110	-		110
Accounts payable	894	-		894
Income tax payable	3	27	b	30
Accrued liabilities:
Employee compensation	468	-		468
Accrued interest	209	-		209
Other	478	-		478
Total current liabilities	2,178	27		2,205
Long-term debt	10,589	-		10,589
Deferred income taxes	30	-		30
Long-term operating lease liabilities	527	-		527
Other long-term liabilities	866	-		866
Total liabilities	14,190	27		14,217
Redeemable noncontrolling interests in equity of consolidated subsidiaries	323	-		323
STOCKHOLDERS’ DEFICIT
Community Health Systems, Inc. stockholders’ deficit:
Preferred stock	-	-		-
Common stock	1	-		1
Additional paid-in capital	2,183	-		2,183
Accumulated other comprehensive loss	(5)	-		(5)
Accumulated deficit	(3,681)	80	d	(3,601)
Total Community Health Systems, Inc. stockholders’ deficit	(1,502)	80		(1,422)
Noncontrolling interests in equity of consolidated subsidiaries	228	-		228
Total stockholders’ deficit	(1,274)	80		(1,194)
Total liabilities and stockholders’ deficit	$13,239	$107		$13,346

Unaudited Pro Forma Condensed Consolidated Statement of Income
(In millions, except per share amounts)

	Nine Months Ended September 30, 2025
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$9,379	$(68)	e	$9,311
Operating costs and expenses:
Salaries and benefits	4,056	(21)	e	4,035
Supplies	1,418	(12)	e	1,406
Other operating expenses	2,583	(11)	e	2,572
Lease cost and rent	209	(1)	e	208
Depreciation and amortization	317	-		317
Impairment and (gain) loss on sale of businesses, net	(242)	-		(242)
Total operating costs and expenses	8,341	(45)	e	8,296
Income from operations	1,038	(23)		1,015
Interest expense, net	649	-		649
Gain from early extinguishment of debt	(105)	-		(105)
Equity in earnings of unconsolidated affiliates	(9)	-		(9)
Income before income taxes	503	(23)		480
(Benefit from) provision for income taxes	(13)	5	c	(8)
Net income	516	(28)		488
Less: Net income attributable to noncontrolling interests	117	-		117
Net income attributable to Community Health Systems,
Inc. stockholders	$399	$(28)		$371
Earnings per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$2.99			$2.79
Diluted	$2.97			$2.75
Weighted-average number of shares outstanding:
Basic	133			133
Diluted	135			135

Unaudited Pro Forma Condensed Consolidated Statement of Loss
(In millions, except per share amounts)

	Year Ended December 31, 2024
		Pro Forma
	As Reported	Adjustments		Pro Forma
Net operating revenues	$12,634	$(92)	e	$12,542
Operating costs and expenses:
Salaries and benefits	5,418	(30)	e	5,388
Supplies	1,946	(17)	e	1,929
Other operating expenses	3,642	(13)	e	3,629
Lease cost and rent	299	(1)	e	298
Depreciation and amortization	486	-		486
Impairment and (gain) loss on sale of businesses, net	301	(107)	d	194
Total operating costs and expenses	12,092	(168)		11,924
Income from operations	542	76		618
Interest expense, net	860	-		860
Gain from early extinguishment of debt	(25)	-		(25)
Equity in earnings of unconsolidated affiliates	(10)	-		(10)
Loss before income taxes	(283)	76		(207)
Provision for income taxes	79	34	c, d	113
Net loss attributable to Community Health Systems,	(362)	42		(320)
Less: Net income attributable to noncontrolling interests	154	-		154
Net loss attributable to Community Health Systems,
Inc. stockholders	$(516)	$42		$(474)
Loss per share attributable to Community
Health Systems, Inc. stockholders:
Basic	$(3.90)			$(3.59)
Diluted	$(3.90)			$(3.59)
Weighted-average number of shares outstanding:
Basic	132			132
Diluted	132			132

NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following items resulted in adjustments in the unaudited pro forma condensed consolidated financial information:

a)
Adjustment represents consideration received from the sale of the Ambulatory Outreach Business of approximately $194 million, less transaction expenses. Approximately $19 million of consideration received is held in escrow and is reflected as a receivable within the condensed consolidated balance sheet.
b)
Adjustments represent the elimination of assets and liabilities held for sale attributable to the Ambulatory Outreach Business.
c)
Adjustments represent the impact to income taxes associated with the sale of the Ambulatory Outreach Business. The income tax expense for the nine months ended September 30, 2025 relates to the elimination of revenues, costs and expenses set forth in Note (e). For the twelve months ended December 31, 2024, income tax expense of approximately $7 million related to the elimination of revenues, costs and expenses set forth in Note (e) plus income tax expense of approximately $27 million related to the sale. The estimated tax effect of pro forma adjustments is calculated at the statutory rate for the respective period adjusted for discrete impacts including changes in valuation allowances.
d)
Adjustments reflect a $107 million pre-tax gain ($80 million after tax) on sale of the Ambulatory Outreach Business calculated as follows:

Consideration received	$194
Less: Carrying value of the Ambulatory Outreach Business	(64)
Less: Transaction expenses	(23)
Pro forma gain before income taxes	107
Provision for income taxes	(27)
Pro forma net gain on sale of the Ambulatory Outreach Business	$80

e)
Adjustments reflect the elimination of revenues, costs and expenses directly attributable to the Ambulatory Outreach Business. Adjustments do not include certain general corporate overhead costs previously allocated to the Ambulatory Outreach Business that will have a continuing effect on the Company post-closing.